BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
July 19, 2018		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record quarterly earnings of $0.99 per diluted share
Up $0.22, or 28.6 percent, compared to second quarter 2017

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported record earnings for the second quarter of 2018. Net income available to common shareholders was $775 million. Earnings per diluted common share were $0.99 for the second quarter of 2018, up from $0.94 last quarter. Results for the second quarter produced an annualized return on average assets of 1.49 percent and an annualized return on average common shareholders' equity of 11.74 percent.

Excluding pre-tax merger-related and restructuring charges of $24 million ($17 million after-tax), net income available to common shareholders was $792 million, or $1.01 per diluted share.

Net income available to common shareholders was $745 million ($0.94 per diluted share) for the first quarter of 2018 and $631 million ($0.77 per diluted share) for the second quarter of 2017.

"Strong revenues, improved loan growth and solid expense control resulted in record earnings for the quarter," said Chairman and Chief Executive Officer Kelly S. King. "We produced a strong 3.5 percent annualized growth in average loans held for investment compared to the prior quarter. Our earnings before income taxes exceeded $1.0 billion, which is also a record and was up 4.7 percent over the second quarter of last year.

"Revenue was $2.9 billion as both net interest income and noninterest income were near all-time highs. Total noninterest expenses for the quarter were $1.7 billion, down $22 million from the second quarter of 2017. Excluding merger-related and restructuring charges, noninterest expense was down $36 million, reflecting continued progress on our optimization efforts," King said.

"Asset quality remains excellent and improved further during the second quarter. Nonperforming assets, net charge-offs and loans 90 days or more past due all declined from already very low levels," King said.

"We were pleased the Federal Reserve did not object to our capital plan, which includes a $0.03 per share increase in our dividend, which will be considered at our July Board of Directors meeting, and up to $1.7 billion in share repurchases. A portion of the capital allocated for share repurchases was used to acquire Regions Insurance in early July. The acquisition will be a great strategic fit and increase our retail insurance network in core BB&T markets across the Southeast and newer markets in Texas, Louisiana, Arkansas and Indiana," King said.

Second Quarter 2018 Performance Highlights

•	Earnings per diluted common share were $0.99, up $0.05 compared to first quarter of 2018

-	Earnings per diluted common share were $1.01, excluding merger-related and restructuring charges

-	Return on average assets was 1.49 percent

-	Return on average common shareholders' equity was 11.74 percent

-	Return on average tangible common shareholders' equity was 19.78 percent

•	Taxable-equivalent revenues were $2.9 billion, up $65 million from the first quarter of 2018

-	Net interest margin was 3.45 percent, up one basis point from the prior quarter

-	Noninterest income was up $42 million primarily due to higher insurance income

-	Fee income ratio was 42.5 percent, compared to 41.9 percent for the prior quarter

•	Noninterest expense was $1.7 billion, up $34 million compared to the first quarter of 2018 driven by performance-based incentive expense

-	Noninterest expense was down $22 million compared to the second quarter of 2017

-	GAAP efficiency ratio was 59.7 percent, compared to 60.0 percent for the first quarter of 2018

-	Adjusted efficiency ratio was 57.4 percent, compared to 57.3 percent for the first quarter of 2018

•	Average loans and leases held for investment were $144.1 billion, up $1.2 billion, or 3.5 percent annualized compared to the first quarter of 2018

-	Average commercial and industrial loans increased $921 million, or 6.3 percent annualized

-	Average CRE loans increased $148 million, or 2.8 percent annualized

-	Average residential mortgage loans increased $448 million, or 6.2 percent annualized

-	Average direct retail loans decreased $111 million, or 3.8 percent annualized

-	Average indirect loans decreased $110 million, or 2.6 percent annualized

•	Average deposits were $157.7 billion compared to $157.1 billion for the first quarter of 2018

-	Average noninterest-bearing deposits increased $567 million, or 4.3 percent annualized

-	Average noninterest-bearing deposits represent 34.2 percent of total deposits, compared to 34.0 percent in the prior quarter

-	Average interest-bearing deposits costs were 0.57 percent, up 11 basis points

•	Asset quality remains excellent

-	Nonperforming loans were 0.38 percent of loans held for investment, down four basis points from the first quarter of 2018

-	Loans 90 days or more past due and still accruing were 0.30 percent of loans held for investment, compared to 0.34 percent in the prior quarter

-	Net charge-offs were 0.30 percent of average loans and leases, down 11 basis points

-	The allowance for loan loss coverage ratio was 2.74 times nonperforming loans held for investment, versus 2.49 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.2 percent

-	Tier 1 risk-based capital was 11.9 percent

-	Total capital was 13.9 percent

-	Leverage capital was 10.0 percent

EARNINGS HIGHLIGHTS				Change 2Q18 vs.
(dollars in millions, except per share data)	2Q18	1Q18	2Q17	1Q18	2Q17
Net income available to common shareholders	$775	$745	$631	$30	$144
Diluted earnings per common share	0.99	0.94	0.77	0.05	0.22

Net interest income - taxable equivalent	$1,679	$1,656	$1,675	$23	$4
Noninterest income	1,222	1,180	1,220	42	2
Total taxable-equivalent revenue	$2,901	$2,836	$2,895	$65	$6
Less taxable-equivalent adjustment	22	23	40
Total revenue	$2,879	$2,813	$2,855

Return on average assets	1.49%	1.45%	1.22%	0.04%	0.27%
Return on average risk-weighted assets	1.85	1.81	1.53	0.04	0.32
Return on average common shareholders' equity	11.74	11.43	9.30	0.31	2.44
Return on average tangible common shareholders' equity (1)	19.78	19.36	15.60	0.42	4.18
Net interest margin - taxable equivalent	3.45	3.44	3.47	0.01	(0.02)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2018 compared to First Quarter 2018

Total taxable-equivalent revenues were $2.9 billion for the second quarter of 2018, an increase of $65 million compared to the prior quarter, which reflects an increase of $23 million in taxable-equivalent net interest income and an increase of $42 million in noninterest income.

The net interest margin was 3.45 percent for the second quarter, up one basis point compared to the prior quarter. Average earning assets increased $564 million, which reflects a $1.8 billion increase in average total loans and a $1.2 billion decrease in average total securities. Average interest-bearing liabilities decreased $221 million, driven by a decrease of $154 million in average short-term borrowings. The need for short-term borrowings was reduced as a result of the $567 million increase in noninterest-bearing deposits.

The annualized yield on the total loan portfolio for the second quarter was 4.70 percent, up 13 basis points, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the second quarter was 2.53 percent, up nine basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.57 percent, up 11 basis points compared to the prior quarter. The average annualized rate on long-term debt was 2.81 percent, up 27 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 1.77 percent, up 34 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $135 million, and net charge-offs were $109 million for the second quarter, compared to $150 million and $145 million, respectively, for the prior quarter.

Noninterest income was $1.2 billion, an increase of $42 million compared to the prior quarter primarily due to a seasonal increase in insurance income.

Noninterest expense was $1.7 billion for the second quarter, up $34 million compared to the prior quarter. This increase was primarily due to higher personnel expense, which was driven by higher performance-based incentives.

The provision for income taxes was $202 million for the second quarter, compared to $186 million for the prior quarter. The effective tax rate for the second quarter was 19.7 percent, compared to 19.0 percent for the prior quarter.

Second Quarter 2018 compared to Second Quarter 2017

Total taxable-equivalent revenues were $2.9 billion for the second quarter of 2018, an increase of $6 million compared to the earlier quarter as taxable-equivalent net interest income and noninterest income were essentially flat.

Net interest margin was 3.45 percent, down two basis points compared to the earlier quarter. Average earning assets increased $1.7 billion. The increase in average earnings assets reflects a $1.7 billion increase in average securities, a $1.4 billion increase in average total loans and a $1.5 billion decrease in average other earning assets. Average interest-bearing liabilities increased $470 million compared to the earlier quarter, as the growth in earning assets was primarily funded by noninterest-bearing deposits, which increased $1.4 billion compared to the earlier quarter. Average interest-bearing deposits decreased $4.0 billion, which was offset by increases of $1.9 billion in average long-term debt and $2.6 billion in average short-term borrowings. The annualized yield on the total loan portfolio for the second quarter of 2018 was 4.70 percent, up 34 basis points compared to the earlier quarter, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio was 2.53 percent, up four basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.57 percent, up 27 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 2.81 percent, up 90 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 1.77 percent, up 107 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $135 million, flat compared to the earlier quarter. Net charge-offs for the second quarter of 2018 totaled $109 million compared to $132 million for the earlier quarter.

Noninterest income was $1.2 billion, flat from the earlier quarter. Noninterest expense for the second quarter of 2018 was $1.7 billion, down $22 million compared to the earlier quarter. Excluding merger-related and restructuring charges, noninterest expense was down $36 million due to a continued focus on expense control.

The provision for income taxes was $202 million for the second quarter of 2018, compared to $304 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2018 of 19.7 percent, compared to 31.1 percent for the earlier quarter. The provision for income taxes for the current quarter reflects the new lower federal tax rate.

NONINTEREST INCOME				% Change 2Q18 vs.
(dollars in millions)	2Q18	1Q18	2Q17	1Q18	2Q17
				(annualized)
Insurance income	$481	$436	$481	41.4%	—%
Service charges on deposits	179	165	176	34.0	1.7
Mortgage banking income	94	99	94	(20.3)	—
Investment banking and brokerage fees and commissions	109	113	105	(14.2)	3.8
Trust and investment advisory revenues	72	72	70	—	2.9
Bankcard fees and merchant discounts	72	69	75	17.4	(4.0)
Checkcard fees	57	52	54	38.6	5.6
Operating lease income	36	37	37	(10.8)	(2.7)
Income from bank-owned life insurance	30	31	32	(12.9)	(6.3)
Securities gains (losses), net	1	—	—	NM	NM
Other income	91	106	96	(56.8)	(5.2)
Total noninterest income	$1,222	$1,180	$1,220	14.3	0.2
NM - not meaningful.

Second Quarter 2018 compared to First Quarter 2018

Noninterest income was $1.2 billion for the second quarter, up $42 million compared to the prior quarter primarily due to an increase in insurance income.

Insurance income increased $45 million primarily due to seasonality. Service charges on deposits increased $14 million primarily due to fewer fee waivers as the prior quarter was impacted by the February system outage. Other income decreased $15 million primarily due to smaller decreases in various sundry items.

Second Quarter 2018 compared to Second Quarter 2017

Noninterest income for the second quarter of 2018 was essentially flat compared to the earlier quarter.

NONINTEREST EXPENSE				% Change 2Q18 vs.
(dollars in millions)	2Q18	1Q18	2Q17	1Q18	2Q17
				(annualized)
Personnel expense	$1,074	$1,039	$1,068	13.5%	0.6%
Occupancy and equipment expense	187	194	198	(14.5)	(5.6)
Software expense	67	65	57	12.3	17.5
Outside IT services	32	32	39	—	(17.9)
Regulatory charges	39	40	36	(10.0)	8.3
Amortization of intangibles	31	33	36	(24.3)	(13.9)
Loan-related expense	26	29	36	(41.5)	(27.8)
Professional services	32	30	38	26.7	(15.8)
Merger-related and restructuring charges, net	24	28	10	(57.3)	140.0
Other expense	208	196	224	24.6	(7.1)
Total noninterest expense	$1,720	$1,686	$1,742	8.1	(1.3)
New pension accounting guidance was adopted in 1Q18 such that only service cost is included in personnel expense with the other pension expense elements included in other expense. Prior periods have been retrospectively adjusted to conform to the new presentation and total noninterest expense was not affected.

Second Quarter 2018 compared to First Quarter 2018

Noninterest expense was $1.7 billion for the second quarter, up $34 million compared to the prior quarter. This increase is primarily due to higher personnel expense.

Personnel expense increased $35 million compared to the prior quarter. The increase was driven by higher performance-based incentive expense due to improved performance relative to targets, partially offset by lower payroll taxes. Full-time equivalent employees decreased 126 compared to the prior quarter.

Merger-related and restructuring charges were $24 million for the second quarter and primarily reflect charges associated with facilities optimization activities.

Other expense increased $12 million partially due to an increase in Visa indemnification reserves.

Second Quarter 2018 compared to Second Quarter 2017

Noninterest expense for the second quarter of 2018 was down $22 million compared to the earlier quarter. Excluding merger-related and restructuring charges, noninterest expense was down $36 million due to a continued focus on expense control. This includes the benefits of prior optimization efforts including lower occupancy and equipment expense and fewer FTEs, as well as lower project-related costs.

Personnel expense was essentially flat compared to the earlier quarter as lower salaries expense driven by approximately 1,600 fewer FTEs was largely offset by higher performance-based incentive expense and annual merit increases.

Other expense decreased $16 million compared to the earlier quarter primarily due to an increase in the expected return on pension plan assets due to higher plan assets.

LOANS AND LEASES
(dollars in millions)
Average balances	2Q18	1Q18	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$59,548	$58,627	$921	6.3%
CRE	21,546	21,398	148	2.8
Lease financing	1,862	1,872	(10)	(2.1)
Retail:
Residential mortgage	29,272	28,824	448	6.2
Direct	11,680	11,791	(111)	(3.8)
Indirect	16,804	16,914	(110)	(2.6)
Revolving credit	2,831	2,798	33	4.7
PCI	559	631	(72)	(45.8)
Total loans and leases held for investment	$144,102	$142,855	$1,247	3.5

Average loans held for investment for the second quarter of 2018 were $144.1 billion, up $1.2 billion, or 3.5 percent annualized compared to the first quarter of 2018.

Average commercial and industrial loans increased $921 million driven by strong growth in mortgage warehouse lending of $389 million following a seasonal decline in the first quarter. Community Banking Commercial segment average loans increased $260 million across most of the footprint. Also contributing to the growth in commercial and industrial loans was higher dealer floor plan and premium finance of $64 million and $60 million, respectively. Average CRE loans increased $148 million primarily due to an increase in construction lending and Grandbridge. Average residential mortgage loans increased $448 million primarily due to the retention of a portion of the conforming mortgage production.

Average direct retail loans decreased $111 million, however, direct retail loans as of June 30, 2018, were relatively flat compared to the balance at the end of the first quarter as loan demand in this category improved late in the second quarter.

Average indirect retail loans decreased $110 million. While overall this category decreased, there was strong seasonal growth in power sports and recreational lending, which was more than offset by declines in automobile loans. Indirect loans as of June 30, 2018, were $17.1 billion, up 11.1 percent annualized compared to the end of the first quarter, reflecting strong growth late in the second quarter.

DEPOSITS
(dollars in millions)
Average balances	2Q18	1Q18	Change	% Change
				(annualized)
Noninterest-bearing deposits	$53,963	$53,396	$567	4.3%
Interest checking	26,969	27,270	(301)	(4.4)
Money market and savings	62,105	61,690	415	2.7
Time deposits	13,966	13,847	119	3.4
Foreign office deposits - interest-bearing	673	935	(262)	(112.4)
Total deposits	$157,676	$157,138	$538	1.4

Average deposits for the second quarter were $157.7 billion, up $538 million compared to the prior quarter. Average noninterest-bearing deposits increased $567 million, driven by increases in personal and commercial balances, partially offset by a decrease in public funds balances.

Average interest checking decreased $301 million primarily due to a decrease in public funds balances, partially offset by an increase in commercial balances. Average money market and savings deposits increased $415 million primarily due to an increase in commercial balances partially offset by a decline in public funds balances. Average foreign office deposits decreased $262 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.2 percent of total average deposits for the second quarter, compared to 34.0 percent for the prior quarter and 32.8 percent a year ago. The cost of interest-bearing deposits was 0.57 percent for the second quarter, up 11 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 2Q18 vs.
(dollars in millions)
Segment Net Income	2Q18	1Q18	2Q17	1Q18	2Q17
Community Banking Retail and Consumer Finance	$377	$324	$279	$53	$98
Community Banking Commercial	277	270	177	7	100
Financial Services and Commercial Finance	145	144	134	1	11
Insurance Holdings and Premium Finance	73	62	60	11	13
Other, Treasury & Corporate	(50)	(9)	24	(41)	(74)
Total net income	$822	$791	$674	$31	$148

Second Quarter 2018 compared to First Quarter 2018

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $377 million for the second quarter of 2018, an increase of $53 million compared to the prior quarter. Segment net interest income increased $37 million due to higher funding spreads on deposits, average loan and deposit growth and an additional day in the current quarter, partially offset by lower credit spreads on loans. Noninterest income increased primarily due to higher service charges on deposits, checkcard fees, and bankcard fees and merchant discounts, partially offset by a decline in mortgage banking income. The allocated provision for credit losses decreased due to seasonally lower net charge-offs and a decline in incurred loss estimates, partially offset by loan growth.

CB-Retail average loans and leases held for investment increased $721 million, or 4.6 percent on an annualized basis, compared to the prior quarter primarily due to increases in residential mortgage and mortgage warehouse loans, partially offset by decreases in indirect and direct loans.

CB-Retail average total deposits increased $983 million, or 5.0 percent on an annualized basis, compared to the prior quarter. Average noninterest-bearing deposits increased $765 million, or 18.9 percent annualized, and average time deposits increased $168 million, or 6.2 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and by connecting clients to the combined organization’s broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $277 million for the second quarter of 2018, an increase of $7 million compared to the prior quarter. Segment net interest income increased primarily due to improved funding spreads and an additional day in the current quarter, partially offset by lower credit spreads on loans.

CB-Commercial average loans and leases held for investment increased $268 million, or 2.1 percent on an annualized basis, due to an increase in average commercial and industrial loans.

CB-Commercial average total deposits decreased $203 million, or 1.4 percent on an annualized basis. Compared to the prior quarter, average interest checking fell $510 million, or 22.6 percent annualized, partially offset by an increase in money market and savings of $347 million, or 9.4 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $145 million for the second quarter of 2018, up slightly compared to the prior quarter. Segment net interest income increased primarily due to average loan growth, higher spreads on loans and deposits, and an additional day in the current quarter. Noninterest expense increased primarily due to higher performance-based incentive expense and operating charge-offs.

FS&CF average total loans held for investment increased $292 million, or 4.4 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by higher loans held for investment for Corporate Banking, Grandbridge and BB&T Wealth of $134 million, $117 million and $41 million, respectively. FS&CF average total deposits were essentially flat compared to the prior quarter.

Insurance Holdings and Premium Finance ("IH&PF")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH&PF provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH&PF includes commercial and retail insurance premium finance.

IH&PF net income was $73 million for the second quarter of 2018, an increase of $11 million compared to the prior quarter. Noninterest income increased $45 million primarily due to seasonality. Noninterest expense increased $33 million primarily due to higher performance-based incentive expense and merger-related and restructuring charges.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $50 million for the second quarter of 2018, compared to a net loss of $9 million for the prior quarter. Segment net interest income decreased $37 million partially due to an increase in the rate for long-term debt. Noninterest income decreased $23 million due to a decline in other income for smaller sundry items. The allocated provision for credit losses decreased slightly partially due to a decline in the provision for PCI loans.

Second Quarter 2018 compared to Second Quarter 2017

Community Banking Retail and Consumer Finance

CB-Retail net income was $377 million for the second quarter of 2018, an increase of $98 million compared to the earlier quarter. Segment net interest income increased $31 million due to higher funding spreads on deposits, partially offset by lower credit spreads on loans. The allocated provision for credit losses decreased slightly due to a decline in net charge-offs primarily driven by the sale of mortgage TDRs in the earlier period, partially offset by accelerating loan growth in the current quarter. Noninterest expense decreased primarily due to declines in personnel expense, loan-related expense, and occupancy and equipment expense. The provision for income taxes decreased $43 million due to the lower federal tax rate compared to the earlier quarter.

Community Banking Commercial

CB-Commercial net income was $277 million for the second quarter of 2018, an increase of $100 million compared to the earlier quarter. Segment net interest income increased $20 million primarily driven by higher funding spreads and average loan growth, partially offset by lower credit spreads on loans. Noninterest expense decreased $66 million driven primarily by a decline in personnel expense due to a change in approach for allocating capitalized loan origination costs that was implemented in the third quarter of 2017, as well as lower allocated corporate expenses. The provision for income taxes decreased compared to the earlier quarter due to the lower federal tax rate.

Financial Services and Commercial Finance

FS&CF net income was $145 million for the second quarter of 2018, an increase of $11 million compared to the earlier quarter. Noninterest income increased slightly primarily due to higher commercial mortgage banking income. The allocated provision for credit losses increased due to higher incurred loss estimates and an increase in net charge-offs. Noninterest expense increased primarily due to higher personnel expense. The provision for income taxes decreased $25 million due to the lower federal tax rate.

Insurance Holdings and Premium Finance

IH&PF net income was $73 million for the second quarter of 2018, an increase of $13 million compared to the earlier quarter. Noninterest income and noninterest expense were essentially flat compared to the earlier quarter. The provision for income taxes decreased compared to the earlier quarter due to the lower federal tax rate.

Other, Treasury & Corporate

OT&C generated a net loss of $50 million in the second quarter of 2018, compared to net income of $24 million in the earlier quarter. Segment net interest income decreased $36 million primarily due to an increase in the rate and average balances for long-term debt. Noninterest expense increased $47 million primarily due to an increase in personnel expense resulting from a third quarter of 2017 change in approach for allocating capitalized loan origination costs.

CAPITAL RATIOS	2Q18	1Q18	4Q17	3Q17	2Q17
Risk-based:	(preliminary)
Common equity Tier 1	10.2%	10.2%	10.2%	10.2%	10.3%
Tier 1	11.9	12.0	11.9	11.9	12.1
Total	13.9	14.0	13.9	14.0	14.1
Leverage	10.0	9.9	9.9	9.9	10.1

Capital levels remained strong at June 30, 2018. BB&T declared common dividends of $0.375 per share during the second quarter of 2018, which resulted in a dividend payout ratio of 37.5 percent. BB&T completed $310 million of share repurchases during the quarter. The total payout ratio for the second quarter of 2018 was 77.5 percent.

BB&T's modified liquidity coverage ratio was approximately 131 percent at June 30, 2018, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.3 percent at June 30, 2018.

ASSET QUALITY (1)
(dollars in millions)	2Q18	1Q18	4Q17	3Q17	2Q17
Total nonperforming assets	$624	$669	$627	$680	$690
Total performing TDRs	1,073	1,042	1,043	1,052	1,013
Total loans 90 days past due and still accruing	435	490	548	505	493
Total loans 30-89 days past due	905	814	1,052	987	874

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.38%	0.42%	0.40%	0.42%	0.43%
Nonperforming assets as a percentage of total assets	0.28	0.30	0.28	0.31	0.31
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.04	1.04	1.03
Net charge-offs as a percentage of average loans and leases, annualized	0.30	0.41	0.36	0.35	0.37
Ratio of allowance for loan and lease losses to net charge-offs, annualized	3.49x	2.55x	2.89x	2.93x	2.80x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.74x	2.49x	2.62x	2.44x	2.43x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $624 million at June 30, 2018, down $45 million compared to March 31, 2018. Nonperforming loans and leases represented 0.38 percent of loans and leases held for investment, a four basis point decrease compared to March 31, 2018. The decrease in nonperforming assets was across all major loan categories.

Performing TDRs were up $31 million during the second quarter primarily in residential mortgage with small increases in indirect lending and commercial and industrial.

Loans 90 days or more past due and still accruing totaled $435 million at June 30, 2018, down $55 million compared to the prior quarter, primarily due to a decrease in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.30 percent at June 30, 2018, compared to 0.34 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at June 30, 2018, unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $905 million at June 30, 2018, up $91 million compared to the prior quarter. The increase was primarily due to residential mortgage and expected seasonality in indirect lending.

Net charge-offs during the second quarter totaled $109 million, down $36 million compared to the prior quarter driven by indirect and CRE loans. As a percentage of average loans and leases, annualized net charge-offs were 0.30 percent, down 11 basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $39 million compared to the prior quarter. As of June 30, 2018, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to March 31, 2018.

The allowance for loan and lease losses was 2.74 times nonperforming loans and leases held for investment, compared to 2.49 times at March 31, 2018. At June 30, 2018, the allowance for loan and lease losses was 3.49 times annualized net charge-offs, compared to 2.55 times at March 31, 2018. The improvement in these measures were driven by lower nonperforming loans and net charge-offs in the current quarter.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live second quarter 2018 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 876127. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6326592).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Second Quarter 2018 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $222.7 billion in assets and market capitalization of approximately $39.1 billion as of June 30, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,900 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.
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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Second Quarter 2018 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the eventual exit of the United Kingdom from the European Union;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;

●	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cybersecurity risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;
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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.